UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Valmont Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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Fee paid previously with preliminary materials

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF THE 2023 ANNUAL MEETING OF THE SHAREHOLDERS AND PROXY STATEMENT

CONSERVING RESOURCES. IMPROVING LIFE.®

THAT'S THE VALUE WE ADD.

valmont

Notice of Annual Meeting
Place:	Date:	Time:
Valmont Industries, Inc. Headquarters 15000 Valmont Plaza Omaha, Nebraska 68154-5215	April 24, 2023	10:00 a.m. Central Daylight Time
Items of Business:
1	Electing three directors of the Company to three-year terms;
2	Advisory approval of the Company’s executive compensation;
3	Advisory vote on the frequency of executive compensation votes;
4	Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2023; and
5	Consider and act upon such other business that may properly come before the meeting.
The record date for determining which shareholders may vote at this meeting is February 27, 2023.
We are distributing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process should expedite shareholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 14, 2023, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and vote online. Those shareholders who do not receive such a Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a copy of the proxy statement, proxy card, and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card, and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement, proxy card, and annual report over the Internet next year, if you received them by mail this year.
We will provide a live audio webcast of the meeting beginning at 10:00 a.m. Central Daylight Time on April 24, 2023. The webcast will provide the audio portion of the meeting only. The webcast does not constitute attendance, but will provide shareholders who cannot attend an opportunity to receive timely audio of the meeting. To listen to the meeting by telephone, please dial 1-877-407-6184 or 1-201-389-0877 (no Conference ID is needed), or point your browser to investors.valmont.com.
Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice and the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.
We look forward to seeing you at our annual meeting.
Sincerely,
R. Andrew Massey
Vice President, Chief Legal Officer and
Corporate Secretary

PROXY STATEMENT SUMMARY
TIME AND PLACE OF THE ANNUAL MEETING
Where	When	Time
Valmont Headquarters, Omaha, Nebraska	Monday, April 24, 2023	at 10:00 a.m. Central Daylight Time
MEETING AGENDA
Voting Matters	Board Recommendation	Page
Election of Three Director Nominees	FOR	4
Advisory Vote on Executive Compensation	FOR	39
Advisory Vote on the Frequency of Executive Compensation Votes	1 YEAR	41
Ratification of Appointment of Independent Auditors	FOR	43
HOW TO VOTE
We encourage you to vote at your earliest convenience, by one of the following means, before the Annual Meeting
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By visiting proxyvote.com on the Internet through your computer or mobile device,

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By calling 1-800-579-1639, or

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By signing, dating and returning your proxy card, if you receive your proxy materials by mail.

Pleased vote as soon as possible, even if you plan to attend the 2023 Annual Meeting.
2023 Proxy Statement 1

Valmont Industries
To Our Shareholders:
The board of directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of shareholders to be held on Monday, April 24, 2023, or at any adjournments thereof.
At the close of business on February 27, 2023, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 21,350,819 shares of the Company’s common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.
We will provide a live audio webcast of the meeting beginning at 10:00 a.m. Central Daylight Time on April 24, 2023. The webcast will provide the audio portion of the meeting only. The webcast does not constitute attendance, but will provide shareholders who cannot attend an opportunity to receive timely audio of the meeting. To listen to the meeting by telephone, please dial 1-877-407-6184 or 1-201-389-0877 (no Conference ID is needed), or go to investors.valmont.com, where a link will provide for access to the audio of the meeting.
The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”). Please note that if you hold your shares through a broker, your broker may not vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
Election of the three director nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors. An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an election is required to tender his or her resignation to the board, and the resignation will be accepted or rejected by the board as more fully described in Election of Directors.
The proposals to approve the ratification of the appointment of the auditors and the approval of the advisory say-on-pay resolution on executive compensation will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.
The say-on-pay frequency option that receives the highest number of votes cast by holders of shares present in person or represented by proxy at the meeting and entitled to vote will be the advisory shareholder selection for the frequency of holding executive compensation votes. Abstentions and broker non-votes will have no impact on the selection of the frequency option.
Any shareholder giving a proxy may revoke it before the meeting whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., 15000 Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, a mailed revocation must be received by the Corporate Secretary before the date of the meeting and a telephonic or Internet revocation must be submitted by 11:59 p.m. Eastern Time on April 23, 2023. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.
As permitted by Securities and Exchange Commission rules, Valmont is making this proxy statement and its annual report available to its shareholders electronically via the Internet. On March 14, 2023, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. If you received such a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
The Securities and Exchange Commission’s rules permit us to deliver a single Notice or set of this proxy statement and our annual report to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of this proxy statement and our annual report to multiple shareholders who share an address, unless we received contrary instructions from such shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or a set of this proxy statement and our annual report, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or this proxy statement and our annual report, contact Broadridge Financial Solutions, Inc. at 1-800-579-1639 or by email at sendmaterial@proxyvote.com.
The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company.

2 2023 Proxy Statement

Certain Shareholders
The following table sets forth, as of February 27, 2023, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company’s outstanding common stock, (ii) executive officers named in the summary compensation table, (iii) directors, and (iv) all directors and executive officers as a group.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership February 27, 2023(1)	Percent of Class(2)
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	2,153,702	10.1%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	2,049,786	9.6%
Invesco Ltd.(5) 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	1,194,539	5.6%
Neuberger Berman Group LLC 1290 Avenue of the Americas New York, NY 10104	1,087,087	5.1%
Mogens C. Bay(6)	195,664	1.0%
Kaj den Daas	8,955
Clark T. Randt, Jr.	8,346
Daniel P. Neary	22,851
James B. Milliken	6,916
Catherine James Paglia	8,850
Theo W. Freye	5,817
Richard A. Lanoha	1,690
Ritu Favre	1,085
Joan Robinson-Berry	1,117
Stephen G. Kaniewski	85,016
Avner M. Applbaum	11,120
Aaron M. Schapper	14,747
Diane M. Larkin	5,521
T. Mitchell Parnell	7,968
All Executive Officers and Directors as Group (21 persons)	430,363	2.0%

(1)
Includes shares which the directors and executive officers have, or within 60 days of February 27, 2023 will have, the right to acquire through the exercise of stock options, as follows:

Shares
Mr. Kaniewski	27,660
Mr. Applbaum	4,944
Mr. Schapper	5,563
Ms. Larkin	2,399
Mr. Parnell	4,095
All Executive Officers and Directors as a Group (21 persons)	63,491
Includes 327 restricted stock units for Mr. Applbaum and 568 restricted stock units for each of the directors (other than director Kaniewski) which will vest within 60 days of February 27, 2023.
(2)
Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

(3)
Based on a Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 9, 2023.

(4)
Based on a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 24, 2023.

(5)
Based on a Schedule 13G filed by Invesco Ltd. with the Securities and Exchange Commission on February 10, 2023.

(6)
Does not include 250,000 shares owned by the Robert B. Daugherty Foundation over which Mr. Bay shares voting power.

2023 Proxy Statement 3

Item 1: Board of Directors and Election of Directors
The Company’s board of directors is currently composed of eleven members. The board is divided into three classes and each class serves for three years on a staggered term basis.
Four directors have terms of office that expire at the Annual Meeting: Directors Bay, Randt, Lanoha and Favre. Three individuals have been nominated by the board of directors, upon recommendation of the Governance and Nominating Committee, for re-election to three-year terms: Directors Bay, Lanoha and Favre.
Mr. Randt has reached retirement age and will retire at the Annual Meeting. The board will then be composed of ten members. In order that each class will have as nearly as possible the same number of directors as required by Delaware law, Ms. Favre in February 2023 resigned from the director class with terms expiring in 2025 and was appointed by the board of directors to the class of directors with terms expiring in 2023. The three classes of directors following the Annual Meeting will consist of three, three and four members, respectively.
Five directors have joined the board since June 2015. Two directors who were identified by an independent third party search firm joined the board in 2020.
The Company bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected (a contested election), in which case directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his or her resignation to the board. The Governance and Nominating Committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation or whether other action should be taken. The board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. The director who tenders his or her resignation will not participate in the Committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.
The Company’s policy on director retirement, as expressed in the Corporate Governance Principles, provides that a director will not be nominated to a new term if he or she would be over age 75 at the time of election.
The shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The board of directors has no reason to believe that any such nominee will be unavailable to serve.
The following discussion provides information about the three nominees, and the seven directors whose terms expire in 2024 and 2025, including ages, years of service, business experience, and service on other boards of directors within the past five years. Information is also provided concerning each person’s specific experience, qualifications, attributes or skills that led the board to conclude that the person should serve as a director of the Company.
NOMINEES FOR ELECTION — Terms Expire 2026
Director Since October 1993
Chairman of the Board
Mogens C. Bay

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Mr. Bay, age 74, has been non-executive Chairman of the Company since January 2019.

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He served as Executive Chairman of the Company during 2018.

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He was Chairman and Chief Executive Officer of the Company from January 1997 through December 2017, and President and Chief Executive Officer of the Company from August 1993 through December 1996.

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Mr. Bay previously served as a director of Peter Kiewit Sons’, Inc. and of ConAgra Foods, Inc.

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Mr. Bay holds dual United States and Danish citizenship.

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Mr. Bay’s 40 years of experience with Valmont provides an extensive knowledge of Valmont’s operating companies and its lines of business, its long-term strategies and domestic and international growth opportunities.

4 2023 Proxy Statement

Valmont Industries
Director Since September 2020
Board Committees ESG Committee (Chair) Governance and Nominating Committee
Ritu Favre

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Ms. Favre, age 54, is the Executive Vice President of Business Units at National Instruments since November 2022.

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She was previously Executive Vice President and General Manager of Semiconductor and Electronics; Aerospace, Defense, and Government; and Transportation Business Units at National Instruments since January 2021; and Senior Vice President and General Manager of the Semiconductor Business at National Instruments (2019-2021).

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She was the Chief Executive Officer NEXT Biometrics (2017-2019) and the Senior Vice President, Biometrics Products Division, Synaptics (2014-2016).

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Ms. Favre self-identifies as Asian.

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Ms. Favre previously served on the Board of Directors of Cohu, Inc., a public semiconductor manufacturing company.

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Ms. Favre holds a Master of Science in Electrical Engineering and has 30 years of experience specializing in the development and management of technology solutions.

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Her engineering, technology, information security and related management experience provides a valuable resource of strategic input to the Valmont Board of Directors.

Director Since October 2019
Board Committees Human Resources Committee
Richard A. Lanoha

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Mr. Lanoha, age 55, has been President and Chief Executive Officer of Peter Kiewit Sons’ Inc. and Kiewit Corporation since January 2020.

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He was President and Chief Operating Officer of Kiewit 2016-2019.

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He was President of Kiewit Energy Group 2012-2016 and Executive Vice President of Kiewit Industrial Group responsible for Kiewit Energy and Kiewit Power divisions of Kiewit 2010-2012.

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Kiewit’s revenues were in excess of  $12 billion in 2021.

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Mr. Lanoha has management experience of infrastructure construction operations at Kiewit and his experience provides a valuable resource of strategic and oversight input to the Valmont board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES.
2023 Proxy Statement 5

Valmont Industries
CONTINUING DIRECTORS — Terms Expire 2025
Director Since October 2004
Board Committees Audit Committee (Chair) Governance and Nominating Committee ESG Committee
Kaj den Daas

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Mr. den Daas, age 73, was CEO of Quality Light Source until March 2018.

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He transitioned into a non-executive position in the holding company QL Light Source Company Ltd. (manufacturer and marketer of LED lamps) in April 2018.

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He was CEO of Quality Light Source, LLC from October 2017 to March 2018; and CEO of TCP International Holdings, Ltd. from July 2015 to October 2016.

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Mr. den Daas retired in 2009 as Executive Vice President of Philips Lighting B.V. of the Netherlands (manufacturer of lighting fixtures and related components) and Chairman of its North American Lighting Operations.

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Mr. den Daas was responsible for oversight of the manufacturing, distribution, sales and marketing of Philips products in the United States, Canada and Mexico, with prior Philips experience in the Asia Pacific area.

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Mr. den Daas chaired the Philips Lighting Sustainability Board for seven years which Board had oversight of EHS performance, chemical substance management, carbon footprint determination and development of emissions initiatives.

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He serves on the board of directors of Energy Focus (LED lighting manufacturer) and he previously served on the board of directors of Lighting Science Group Corp.

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Mr. den Daas, a citizen of the Netherlands, has more than 35 years of international experience in the lighting industry.

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His extensive international business experience and sustainability oversight experience, provides value to the Valmont board of directors.

Director Since December 2011
Board Committees Governance and Nominating Committee (Chair) Audit Committee ESG Committee
James B. Milliken

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Mr. Milliken, age 66, is Chancellor of the University of Texas System which enrolls over 235,000 students and has an annual budget of over $25 billion.

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He was Chancellor of the City University of New York from June 2014 to May 2018. Mr. Milliken was President of the University of Nebraska from August 2004 to May 2014.

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Mr. Milliken has a law degree from New York University and practiced law on Wall Street before his academic career.

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He has led the development of research and education programs in China, India, Brazil and other countries.

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He is a member of the Council on Foreign Relations and the Executive Committee on the Council on Competitiveness.

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He has chaired commissions on innovation and economic competitiveness for the Association of Public and Land-grant universities and the Council on Competitiveness.

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Mr. Milliken’s experience in managing large organizations which work closely with business and industry and in countries around the world provides value to the Valmont board of directors as the Company grows internationally.

6 2023 Proxy Statement

Valmont Industries
Director Since February 2012
Board Committees Lead Director Human Resources Committee Audit Committee
Catherine James Paglia

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Ms. Paglia, age 70, has been a director of Enterprise Asset Management, Inc., a New York based privately-held real estate and asset management company since September 1998.

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Ms. Paglia previously spent eight years as a managing director at Morgan Stanley, ten years as a managing director of Interlaken Capital, and served as chief financial officer of two public corporations.

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Ms. Paglia serves on the board of directors of the Columbia Funds and is a member of the board of trustees of the Carnegie Endowment for International Peace.

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Her extensive Wall Street experience and prior service as a chief financial officer of public companies provide an excellent background for membership on Valmont’s Audit Committee.

CONTINUING DIRECTORS — Terms Expire 2024
Director Since December 2005
Board Committees Human Resource Committee (Chair) Audit Committee ESG Committee
Daniel P. Neary

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Mr. Neary, age 71, was a member of the board of directors of Mutual of Omaha (full service and multi-line provider of insurance and financial services) until retirement effective January 2021.

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Mr. Neary served as CEO of Mutual from 2004-2015 and as Chairman until January 2018.

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He was previously President of the Group Insurance business unit of Mutual of Omaha.

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Mutual of Omaha’s revenues were in excess of  $9 billion in 2021.

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Mr. Neary’s training as an actuary and knowledge of the financial services industry provides valuable background for board oversight of the Company’s accounting matters.

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His experience in strategic development and risk assessment for the Mutual of Omaha insurance companies are well suited to membership on Valmont’s board of directors.

Director Since June 2015
Board Committees Governance and Nominating Committee ESG Committee
Theo Freye

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Mr. Freye, age 73, retired in October 2014 as CEO of CLAAS KgaA, a $4.5 billion family owned agricultural machinery firm headquartered in Germany.

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Mr. Freye, a citizen of Germany, has more than 30 years of international machinery experience, including several years as Chairman and President of the North American CLAAS operations and as the General Manager of Caterpillar-CLAAS, a joint venture serving the North American and Australian markets.

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He holds a Master’s Degree in Mechanical Engineering and a Ph.D. in Agricultural Science.

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His extensive international business experience and engineering background provides value to the Valmont board of directors.

2023 Proxy Statement 7

Valmont Industries
Director Since January 2018
Stephen G. Kaniewski

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Mr. Kaniewski, age 51, has been Chief Executive Officer of the Company since January 2018.

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He was President and Chief Operating Officer of the Company from October 2016 through December 2017. Prior to that he was Utility Support Structures Group President.

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Mr. Kaniewski joined Valmont in 2010 as Vice President, Information Technology and also has held the position of Vice President, Global Operations for the Irrigation business.

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Mr. Kaniewski previously served as Chief Information Officer of the Company and as Vice President of Global Applications at Belden; in both roles, Mr. Kaniewski had direct oversight of IT data security and cybersecurity.

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Mr. Kaniewski’s duties in various Company operating positions provides valuable knowledge and experience of the Company’s operations and strategies.

Director Since September 2020
Board Committees Human Resources Committee
Joan Robinson-Berry

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Ms. Robinson-Berry, age 63, retired in July 2020 as Vice President, Chief Engineer, Boeing Global Services.

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Ms. Robinson-Berry served as Vice President, Engineering, Boeing Global Services (2018-2019), Vice President, General Manager, Boeing South Carolina (2016-2018), and Vice President, Chief Procurement Officer, Boeing Shared Services Group (2012-2016).

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Ms. Robinson-Berry serves as a director of Proterra (automotive and energy storage company).

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Ms. Robinson-Berry holds a Masters of Science in Engineering Management and Business Administration and has over 35 years of global and domestic experience in engineering, operations, supply management and program management.

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Ms. Robinson-Berry was responsible for product and product services safety, technical integrity and engineering for a $22 billion business unit of Boeing.

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Her engineering and operations experience make her well qualified as a member of Valmont’s Board of Directors.

8 2023 Proxy Statement

Valmont Industries
Board of Directors Diversity
The following diversity matrix applies to ten members of our board of directors following the Annual Meeting.
	Male	Female
Gender	■ ■ ■ ■ ■ ■ ■	■ ■ ■
African American Directors		■
Asian Directors		■
Directors with Non-U.S. or Dual Citizenship	■ ■ ■	■
Independent Directors	■ ■ ■ ■ ■ ■	■ ■ ■
Directors joining Board since January 2018	■ ■	■ ■
Board of Directors Skills and Experience
The following matrix provides information regarding the ten members of our Board following the Annual Meeting, including certain types of knowledge, skills and experience possessed by one or more or our directors, which our Board believes are relevant to our business and industry. The matrix does not encompass all of the knowledge, skills and experience of our directors.
Board leadership experience	■ ■ ■ ■ ■ ■ ■ ■ ■ ■
Industrial / manufacturing experience	■ ■ ■ ■ ■ ■ ■
Finance experience	■ ■ ■ ■
International experience	■ ■ ■ ■ ■ ■ ■
Corporate governance and oversight background	■ ■ ■ ■ ■ ■ ■ ■ ■ ■ ■
Engineering experience	■ ■ ■ ■
Operations experience	■ ■ ■ ■ ■ ■ ■ ■ ■ ■
Information technology experience	■ ■ ■
Technology / R&D Experience	■ ■ ■ ■ ■ ■ ■ ■
2023 Proxy Statement 9

Valmont Industries
Board Committees
The Board has the following standing committees: Audit; Human Resources; Governance and Nominating; and ESG.
Audit Committee
The current members of the Audit Committee are directors den Daas (Chair), Neary, Milliken and Paglia. All members of the Audit Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website. The 2022 report of the Audit Committee is included in this proxy statement.
The Audit Committee met six times during 2022. The Audit Committee assists the board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company’s independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Committee also oversees the Company’s risk with respect to operational, compliance and financial matters including legal, insurance, information technology and cybersecurity matters. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles, and the Company’s internal control processes. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person. The Audit Committee reviews and approves or disapproves any material related person transaction, i.e., a transaction in which the Company is a participant, the amount involved exceeds $120,000, and a director, executive officer or related person has a direct or indirect material interest. The Audit Committee reports to the board of directors any such material related person transaction that it approves or does not approve.
Human Resources Committee
The members of the Human Resources Committee during 2022 were directors Neary (Chair), Paglia, Lanoha, and Robinson-Berry. All members of the Human Resources Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Human Resources Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website. The report of the Human Resources Committee is included in this proxy statement.
The Human Resources Committee met four times during 2022. The Human Resources Committee assists the board in fulfilling its responsibilities relating to compensation of the Company’s directors, executive officers, corporate officers and other selected employees. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for such persons. The Committee oversees the Company’s risk with respect to human capital resources and compensation matters; the Committee also oversees and receives reports on labor practices, human rights policies, employee health and safety, and employee diversity and inclusion. The Human Resources Committee annually reviews and approves corporate goals and objectives for the chief executive officer’s compensation and evaluates the chief executive officer’s performance in light of those goals and objectives. The Human Resources Committee, together with the other independent directors, determines the chief executive officer’s compensation. The Committee also approves incentive compensation plans and equity-based plans for executive officers and other selected employees. The Committee reviews the Company’s management level organization and programs for management development and succession planning and reviews reports from management on human resources topics as determined by the Committee. The Human Resources Committee has established stock ownership and retention guidelines for company officers, which are described in this proxy statement in Corporate Governance — Governance Actions. The board, upon recommendation of the Human Resources Committee, has established stock ownership guidelines for Company directors, which are described in this proxy statement in Corporate Governance — Governance Actions.
The Human Resources Committee has the authority to retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Committee has engaged the services of Frederic W. Cook & Co., Inc. (FW Cook), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Committee and does not perform any services for the Company. The Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.
Governance and Nominating Committee
The members of the Governance and Nominating Committee during 2022 were directors Milliken (Chair), Randt, Freye, den Daas and Favre. All members of the Governance and Nominating Committee are independent within the meaning of the Company’s Corporate Governance
10 2023 Proxy Statement

Valmont Industries
Principles and the listing standards of the NYSE. The Governance and Nominating Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website.
The Governance and Nominating Committee met four times during 2022. The Governance and Nominating Committee assists the board by (1) recommending to the board Corporate Governance Principles for the Company, (2) identifying qualified candidates for membership on the board, proposing to the board a slate of directors for election by the shareholders at each annual meeting, and proposing to the board candidates to fill vacancies on the board and (3) overseeing the Company’s risk with respect to governance structure and related matters, including shareholder engagement. The Committee also oversees Board leadership, succession, onboarding and education. The Committee coordinates the annual self-evaluation by the directors of the board’s performance, the CEO’s performance and the annual performance evaluation by each committee of the board. The Committee oversees the Company’s process for consideration of nominees to the Company’s board of directors. The process is described in Director Nomination Process.
Environmental, Social and Governance Committee (ESG Committee)
The Board established an Environmental, Social and Governance Committee (ESG Committee) in December 2021. The Committee met four times in 2022. The members of the ESG Committee are directors Favre (Chair), Milliken, Neary, Randt, Freye and den Daas. All members of the ESG Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The ESG Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.
The ESG Committee assists the Board in fulfilling its responsibilities relating to oversight of policies and operational controls of environmental, health and safety, and social risks. The Committee also has responsibility for overseeing sustainability matters including climate change, energy management, water standards and carbon management. The Committee effects such oversight through (1) reports by the chairs of the Audit Committee, Human Resources Committee, and the Governance and Nominating Committee, with respect to the environmental, social and governance factors delegated to such committees and (2) periodic reports by Company officers with respect to ESG matters. The chairs of the Audit Committee, Human Resources Committee, and Governance and Nominating Committee, serve as members of the ESG Committee.
2023 Proxy Statement 11

GOVERNANCE, HUMAN CAPITAL AND SUSTAINABILITY HIGHLIGHTS
The Board of Directors has oversight responsibility for risks affecting the Company. The Board has delegated risk oversight with respect to operational, compliance and financial matters, including legal, insurance, cybersecurity and information technology risk, to the Audit Committee. The Board has delegated risk oversight with respect to compensation matters and human capital resource matters to the Human Resources Committee; the Committee also oversees and reviews Company reports on labor practices, human rights policies, employee health and safety, and employee diversity and inclusion. The Board has delegated risk oversight with respect to governance structure related matters, including shareholder engagement, to the Governance and Nominating Committee; the Committee oversees board leadership, succession, onboarding and education. The Board has delegated oversight of policies and operational controls of environmental, health and safety, and social risks to the ESG Committee; the Committee also oversees sustainability matters including climate change, energy management, water standards and carbon management.
Corporate Governance Highlights
Director Independence and Board Leadership
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Nine of ten directors serving after the Annual Meeting are independent.

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All Board committees are fully independent.

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Lead independent director presides at executive sessions of the independent directors.

Board Refreshment & Diversity
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Four directors have joined the Board since January 2018, and five since June 2015.

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There is an established retirement age for directors.

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Three directors are women, including one African American and one who self-identifies as Asian. Four directors were born outside of the United States and three currently have non-U.S. citizenship or dual citizenship.

Governance Best Practices
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The Board has established a majority voting system for the election of directors.

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Directors and executive officers required to hold shares at multiples of their retainer or salaries.

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Our executive compensation recoupment policy provides for reimbursement of incentive compensation based on restatement of financial statements due to material non-compliance with financial reporting requirements.

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Directors, executive officers and corporate officers are prohibited from engaging in pledging or hedging of Company stock.

ESG Committee.
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The Board established an ESG Committee in December 2021. The Committee consists of six independent directors and has oversight of environmental, health and safety, and social risks.

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The short-term incentive plan for executive officers for 2022 includes a 5% incentive modifier based on goals for decreases in carbon intensity, reduction in total recordable incident rate, and increase in employee resource groups engagement.

Human Capital Resources Highlights
Workforce and Policies
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The Human Resources Committee receives periodic reports on workforce profile; recruiting, retention, advancement and compensation; and employee wellbeing and engagement, safety and health and welfare benefits.

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Our Code of Business Conduct is provided to help each Valmont employee make the right choices. The Code requires each employee to act responsibly and to treat each employee, customer, supplier and shareholder fairly and with respect while emphasizing diversity and inclusion.

12 2023 Proxy Statement

GOVERNANCE, HUMAN CAPITAL AND SUSTAINABILITY HIGHLIGHTS
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There are approximately 6,600 employees in the United States and approximately 4,700 employees outside the United States.

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Our Human Rights Policy, published on the website, requires equal opportunity and fair treatment. Policy prohibits discrimination on the basis of age, race, disability, ethnicity, marital or family status, origin, religion, gender, sexual orientation, gender status or gender identity.

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Our Political Contributions Policy prohibits the use of Company funds for political purposes.

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There is an international whistleblower system implemented for all global employees.

Recruitment, Retention and Advancement
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Our compensation program provides competitive base salaries, annual performance-based incentives for many employees, and annual equity grants to over 300 employees. Employees and their families are offered a comprehensive total well-being benefits package to ensure their personal and family’s overall wellness needs are met including medical and dental insurance, paid time off, employer paid life insurance and short term and long term disability, retirement plans, and voluntary programs like tobacco cessation, Type 2 diabetes reversal, mortgage services, home and auto insurance and health coaching.

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All qualified applicants receive consideration for employment. The Company receives over 35,000 applications for roughly 3,000 open positions each year. During 2022, approximately 44% of all open positions were filled from within or referred from current employees.

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The Board of Directors annually reviews high performing and high potential talent, diverse talent and a succession plan for critical roles.

Safety
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We are committed to creating a culture where a healthy and safe workplace is recognized by everyone as essential to our success.

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The Human Resource Committee receives periodic safety reports, including total recordable incident rates and lost time incident rates by each segment and for the Company in the aggregate. The Company reported in 2022 a 14.3% reduction in lost time incident rates since 2015 and a 39.0% reduction in total recordable incident rates since 2015.

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Valmont has a new service called WorkCare Incident Intervention to help improve the health and safety of our employees in the United States. This service provides immediate and ongoing support to employees who have been involved in a workplace incident and includes a team of trained professionals and an incident management system.

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We have implemented a Health and Safety Playbook globally to ensure all operations adhere to health and safety standards. The Playbook outlines Valmont activities and policies specific to life safe saving initiatives, occupational health, and business continuity. The Playbook is designed to lead to a reduction in workplace incidents and injuries, and improve compliance with applicable regulations.

Sustainability Highlights
Overview
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CEO Kaniewski statement:

Valmont’s sustainability strategy is encapsulated in our Commitment to Corporate Sustainability, our Sustainability White Paper, and continuous input from our stakeholders. Our dedication to Corporate Responsibility is reflected in our Company’s tagline of more than 20 years — “Conserving Resources. Improving Life”.
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The Sustainability Commitment and Annex, Sustainability Report, GRI Sustainability Report, Sustainability Accounting Standards Board Report and Taskforce on Climate-Related Disclosure Report are published on our website. We also publish data on our website at investors.valmont.com relating to energy consumption, water usage, waste and greenhouse gas emissions.

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Valmont’s sustainability initiative was launched in 2015, with measurements focused on electricity, hazardous and non-hazardous waste, combusting fuel, and water usage.

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In 2020, Valmont added a climate change statement to its website, reported on Scope I emissions and the Company’s carbon footprint. The Company also implemented an electric vehicle program, collected Scope II emissions data, and assessed global combustion fuel goals.

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The Company has published the following sustainability goals on its website: 10% reduction in carbon emissions by close of 2025; 12% additional reduction in normalized electricity usage by 2025; 19% reduction in normalized carbon emissions from Scope I mobile emissions; and 100% of Valmont global manufacturing facilities to adopt low-flow water fixtures for non-production access by close of 2025; all based on a 2018 baseline.

2023 Proxy Statement 13

Valmont Industries
Operations
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We strive to improve our use of raw materials, energy and water in the manufacture of our products and provision of our services, and we work to reduce emissions, discharges and wastes generated by our operations.

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Our solar energy and infrastructure products play an important role in the transition to a clean energy economy.

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Our lighting, transportation, sign structures and smart pole products support the decongestion of traffic flows and reduction of auto emissions.

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Our wireless communication products help bring reliable high-speed broadband connectivity to both rural and urban areas.

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Our irrigation systems and technology solutions promote the efficient use of water worldwide.

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Our coatings process extends the lifespan of steel structures, allowing for increased protecting from weather events and less maintenance throughout the life of the structure.

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The Daugherty Water for Food Global Institute, initially funded by Valmont’s founder, is organized to improve water management in agriculture and food systems to ensure sustainable food and water security in the face of population increases and a changing climate.

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Our enterprise wide environmental management system and policy is published on our website.

Climate Change
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We believe our electricity distribution infrastructure products, solar products, and irrigation systems for the efficient use of water for agriculture, all positively respond to the effects of climate change.

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The Board receives periodic reports by the business leadership teams which include information on innovation required to existing products to withstand changing climate conditions and extreme weather events and changes in product preferences due to climate change.

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The Board receives periodic reports with respect to sustainability goals and initiatives, including climate change reports and communications.

Information Technology and Cybersecurity
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Our information security program covers a range of cybersecurity activities with a primary objective of maintaining the confidentiality, integrity and availability of information for our business and customers. The program and our systems are designed to identify and mitigate information security risks and data privacy breaches.

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The Audit Committee receives regular reports on Valmont’s risk and compliance with respect to information technology, cybersecurity data privacy and segregation of duty performance. In 2021, the Committee received an independent third party Security Risk Assessment Report.

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Valmont measures its security performance against the Center for Internet Security Framework and ERM (Enterprise Risk Management) strategies.

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Risk mitigation activities include testing, talent acquisition, quarterly employee training, improved infrastructure, applications and network, enhanced policies and procedures.

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Valmont has not experienced a material information security breach in the past three years.

14 2023 Proxy Statement

Corporate Governance
Valmont is committed to having strong corporate governance principles. The board of directors believes such principles are essential to the effective operation of Valmont’s businesses and to maintaining Valmont’s integrity in the marketplace.
Overview
The board of directors has adopted corporate governance principles which are set out in the “Investor Relations” section of the Company’s website at www.valmont.com. The following corporate governance documents also appear on the Company’s website and these documents and the Company’s Corporate Governance Principles are available in print to any shareholder upon request to the Corporate Secretary:
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Code of Business Conduct

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Code of Ethics for Senior Officers

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Audit Committee Charter

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Human Resources Committee Charter

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Governance and Nominating Committee Charter

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ESG Committee Charter

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Procedures for bringing concerns or complaints to the attention of the Audit Committee

The board met five times over six days during 2022. All directors attended at least 75% of all board meetings and all meetings of Committees on which the director served. Directors are encouraged to attend the annual shareholders’ meeting and all Company directors attended the 2022 annual shareholders’ meeting. The board of directors periodically reviews the Corporate Governance Principles and any changes are communicated to shareholders by posting them on the Company’s website.
Board Leadership Structure and Risk Oversight
The board’s leadership structure in 2022 consisted of a Non-Executive Chairman and a Lead Director. Mr. Bay became Non-Executive Chairman in 2019. All board members have substantial business experience and all board members, with the exception of the Chief Executive Officer, are independent within the meaning of the Company’s corporate governance principles and the NYSE Listing Standards. The Company’s independent directors meet in executive session without management present at every board meeting. The Chief Executive Officer periodically updates the board on succession planning for key officers and the board reviews CEO succession planning in detail annually.
The board has established the position of Lead Director. The position is currently filled by independent director Catherine James Paglia. The Lead Director presides at executive sessions of the independent directors, approves director meeting agendas, has the ability to call meetings of the independent directors, advises the chair on membership of board committees, and serves as a liaison between the independent directors and the Chief Executive Officer. Interested parties who wish to contact the board of directors or the Lead Director may communicate through the Lead Director by writing to: Lead Director of Valmont Board of Directors, Valmont Industries, Inc., 15000 Valmont Plaza, Suite 202, Omaha, Nebraska 68154.
The board has oversight responsibility for risks affecting the Company. The board has delegated risk oversight with respect to operational, compliance and financial matters including legal, insurance, information technology and cybersecurity risk to the Audit Committee. The board has delegated risk oversight with respect to human capital resources and compensation matters and labor practices, human rights policies, employee health and safety, and employee diversity and inclusion to the Human Resources Committee. The board has delegated risk oversight with respect to governance structure related matters and shareholder engagement, and board leadership, succession, onboarding and education to the Governance and Nominating Committee. The board has delegated risk oversight of policies and operational controls of environmental, health and safety, and social risks, and oversight of sustainability matters, including climate change, energy management, water standards and carbon management to the ESG Committee.
2023 Proxy Statement 15

Valmont Industries
Governance Actions
The board of directors and board committees have taken a number of corporate governance actions. The more significant actions include:
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The board of directors has approved bylaws which adopt a majority voting system for the election of directors.

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The board of directors has adopted director stock ownership guidelines. The guidelines provide that directors should own Valmont common stock with a value at least equal to five times the director’s annual retainer. Directors have five years after joining the board to meet the guidelines.

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The board of directors has adopted stock ownership and retention guidelines for senior management. The guidelines require an equity position having a value of 6.0 times base salary for the Chief Executive Officer, 2.5 times base salary for the Chief Financial Officer, Executive Vice Presidents and Group Presidents, 1.5 times base salary for Senior Vice Presidents, and 1.0 times base salary for other corporate officers. The officers are required to retain 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. The Company also has a policy prohibiting stock hedging and stock pledges applicable to directors and officers.

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The board of directors has adopted an executive compensation recoupment policy. The policy generally provides that if Valmont is required to restate its financial statements, due to material noncompliance with any financial reporting requirements, the board of directors may require reimbursement of all or any part of any cash or stock award based on an incentive plan that relates to the performance of Valmont, if the employee engaged in certain conduct which caused or contributed to the need for the restatement. The board of directors has the right to apply the recoupment policy in all cases to the Chief Executive Officer, Chief Financial Officer and Group President (if the conduct occurred in the Group) if an employee engaged in the designated conduct. The Company will revise its recoupment policy in 2023 covering executive officers to make such recoupment fully compliant with new SEC regulations.

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The Human Resources Committee has engaged FW Cook as its independent executive compensation consulting firm. The Company does not engage FW Cook for any services beyond their support of the Human Resources Committee.

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The Company does not have a Shareholder Rights Plan.

Board Independence
The board of directors is composed of a substantial majority of independent directors. The board has established independence standards for Valmont’s directors. These standards are set forth below and are contained in the Company’s Corporate Governance Principles and follow the director independence standards established by the New York Stock Exchange:
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A director will not be independent if, within the preceding three years (1) the director was employed by Valmont or an immediate family member of the director was an executive officer of Valmont, (2) a Valmont executive officer was on the compensation committee of the board of directors of a company which employed the Valmont director as an executive officer or which employed an immediate family member of the director as an executive officer, or (3) the director or the director’s immediate family member received more than $120,000 during any twelve-month period in direct compensation from Valmont (other than director and committee fees).

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A director will not be independent if  (1) the director is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, Valmont for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of  $1,000,000 or 2% of either (i) such other company’s consolidated gross revenues or (ii) Valmont’s consolidated gross revenues.

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A director will not be independent if  (1) the director or an immediate family member is a current partner of Valmont’s independent auditor, (2) the director is an employee of Valmont’s independent auditor, (3) the director has an immediate family member who is a current employee of Valmont’s independent auditor who personally works on Valmont’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of Valmont’s independent auditor and personally worked on Valmont’s audit within that time.

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Tax-exempt organizations to which Valmont makes contributions shall not be considered “companies” for purposes of these independence standards. However, Valmont will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of  $1,000,000 or 2% of such tax-exempt organization’s consolidated gross revenues.

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For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who satisfy the above independence standards. The board’s determination of each director’s independence is disclosed annually in the Company’s proxy statement.

16 2023 Proxy Statement

Corporate Governance
The board has determined that all directors except Mr. Kaniewski (the Company’s Chief Executive Officer) have no material relationship with the Company and are independent within the meaning of the Company’s Corporate Governance Principles and the NYSE listing standards. The Directors determined that purchases from a subsidiary of Peter Kiewit Sons’ Inc. (a construction company with in excess of  $12 billion revenue) were in the ordinary course of business and immaterial.
Director Nomination Process
The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company’s Corporate Secretary in writing at least 120 days before the annual shareholder meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Governance and Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations as described in Shareholder Proposals. In 2020, the Committee retained the services of an independent director search firm which resulted in the addition of Joan Robinson-Berry and Ritu Favre to the Board.
The Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.
The Committee evaluates each prospective nominee in light of the standards and qualifications set out in the Company’s Corporate Governance Principles, including:
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Background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group.

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Board skill needs, taking into account the experience of current board members, the candidate’s ability to work in a collaborative culture with other board members, and the candidate’s qualifications as independent and qualifications to serve on the Audit Committee, Human Resources Committee, Governance and Nominating Committee, and/or ESG Committee.

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Diversity, including gender, race and national origin.

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Both domestic and international business experience, which should reflect a broad experience at the policy-making level in business, government or education.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees, by telephone, video or in person. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee. The Committee assesses the effectiveness of its policies in determining nominees for director as part of its annual performance evaluation.
2023 Proxy Statement 17

Compensation Discussion and Analysis
General. The following compensation discussion and analysis provides information which the Human Resources Committee of the board of directors (the Committee) believes is relevant to an assessment and understanding of Valmont’s executive compensation programs. This discussion should be read in conjunction with these sections of the proxy statement: (1) the summary compensation table and related tables, (2) the Human Resources Committee information in the corporate governance section and (3) the compensation summary in the advisory vote on executive compensation section.
Say-On-Pay Vote. Valmont conducted its first advisory vote on executive compensation in April 2011. The compensation resolution passed with at least 96% of the vote in each year, including 96.1% in 2022. Valmont’s shareholders in April 2017 cast 86.2% of their votes in favor of an annual frequency say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.
Compensation Objectives and Strategies. Valmont’s executive compensation programs, policies and practices are approved by the Committee. The compensation programs apply to executive officers and to certain key employees who are not executive officers. The programs specifically apply to the executive officers listed in the summary compensation table (named executive officers). The Committee has established Valmont compensation objectives pursuant to which Valmont’s compensation programs are designed to:
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provide target total compensation levels at competitive market rates to attract, retain, motivate and reward the performance of executive officers and other key employees;

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direct management focus to the long-term growth of the Company, enhance shareholder value, and ensure that executive officers have significant ownership without increasing dilution over acceptable levels; and

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pay for performance by providing performance-based incentive plans measured against pre-established targets, with no guaranteed minimum payment provisions, and with actual payments above median market levels for exceeding performance targets and below median market levels if performance targets are not achieved.

The Committee established compensation strategies designed to carry out the compensation objectives, including:
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target total compensation evaluated by position, on an annual basis, against like positions in companies of similar sales volume, according to data provided by the Committee’s independent compensation consultants; and

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base pay, annual incentives and long-term incentives targeted at median market levels, with the opportunity for annual and long-term incentives at the 75th percentile or higher for significantly exceeding performance targets. Actual compensation will be above median if performance exceeds targets and below median when performance is below targets.

The Committee has engaged FW Cook as the Committee’s independent executive compensation consultant. FW Cook reports directly to the Committee and provides advice to the Committee on the structure and amounts of executive and non-employee director compensation. FW Cook provides no other services to the Company.
Compensation Processes and Practices. The Committee follows certain processes and practices in connection with the structure and implementation of executive compensation plans.
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The elements of target total compensation are reviewed annually against general industry survey data and a peer group developed by FW Cook and approved by the Committee. The Committee uses the survey data and peer group information to assess the competitiveness of target compensation levels and pay mix for the CEO, CFO and other executives.

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The Company has used as its primary benchmark surveys provided by FW Cook adjusted to provide market compensation levels for companies within a range of Valmont’s annual revenues. For 2022 compensation established by the Committee in December 2021 (for 2022 base salaries) and February 2022 (for 2022 incentive plans), the Committee used a national general industry survey of approximately 205 companies. The adjusted 2021 revenue size range of the companies in the survey was approximately $3.47 billion. Valmont’s 2021 revenues were $3.50 billion. The competitive medians referenced below for base salary, target annual incentives and long-term incentives are the competitive medians based on the survey data.

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For 2023 compensation established by the Committee in December 2022 (for 2023 base salaries) and February 2023 (for 2023 incentive plans), the Committee used a national general industry survey of approximately 800 companies. The adjusted 2022 revenue size range of the companies in the survey was approximately $4.29 billion. Valmont’s 2022 revenues were $4.35 billion.

18 2023 Proxy Statement

Compensation Discussion and Analysis
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The Committee also used a peer group developed by FW Cook as a supplemental benchmark of CEO and CFO pay levels. FW Cook advised that, due to differences in the jobs of the individuals reported in the proxies of the peer group companies, consistent and reliable comparable compensation information was available only for the CEO and CFO. The peer group for 2022 compensation consisted of the following eighteen companies:

Acuity Brands	Crane Co.	Qorvo
Arcosa	First Solar	Regal Rexnord
Barnes Group	FlowServe Corporation	SPX Corporation
Belden	Harsco Corporation	Toro Company
Carlisle Companies	Hubbell	Watts Water Technologies
Enovis	Pentair	Zurn Elkay Water

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The Committee, on FW Cook’s recommendation, revised the peer group in October 2022 (for purposes of the 2023 compensation program) (i) by removing Enovis, SPX Corporation and Zurn Elkay Water due to becoming too small for compensation comparisons or changed business focus and (ii) adding Comfort Systems, Snap-On and Xylem due to comparable financial metrics, global operations and business complexity. Following this change, the Company’s peer group remained at eighteen companies.

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The Company’s revenues approximate the median of the new peer group. The peer group had median 2022 revenues of  $3.74 billion. Valmont’s revenues for 2022 were $4.35 billion.

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The Committee also reviews a tally sheet with respect to the total compensation (target and actual) of each named executive officer and each group president. The Committee utilizes tally sheets as a reference point to ensure that the Committee has a comprehensive picture of the compensation paid and payable to each executive officer. The Committee uses market data provided by FW Cook as one of the primary factors in executive compensation decisions and the tally sheets are not determinative with respect to any particular element of compensation.

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The compensation programs provide for both cash and equity elements. Base salary and annual incentives are paid in cash. Long-term incentives for the 2020-2022 and subsequent long-term plans consisted of Company performance shares payable in Valmont stock. Stock options are settled in equity.

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The Committee determines the mix of cash and equity compensation. The Committee has no pre-established policy for the allocation between either cash and equity or short-term and long-term incentive compensation. The Committee reviews information provided by FW Cook to determine the appropriate level and mix of incentive compensation. The Committee believes that a majority of an executive’s overall compensation opportunity should be incentive-based.

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The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current strategies, objectives and performance goals.

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The Committee’s policy is to establish base salary, target annual incentives and long-term incentives with targets at or near the competitive median level and potential payouts of incentives up to 200% of target when performance significantly exceeds targets. The annual incentive and long-term incentive targets are established for each executive officer by using a percentage of base salary that is generally aligned with the competitive market median for the executive. There are no material differences in compensation policies with respect to individual executive officers.

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The Company’s programs have been designed so that compensation paid to executive officers will generally be deductible under the Internal Revenue Code’s compensation limits for deductibility. Executive compensation generally produces ordinary income to the executive and a corresponding tax deduction for Valmont, except for amounts deferred under Valmont’s qualified and related nonqualified plans, amounts subject to future vesting, and amounts related to stock awards which are subject to special accounting and tax provisions. Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain officers. Consequently, compensation paid to certain officers in excess of  $1 million may not be deductible.

Elements of Compensation. Valmont’s executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.
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The three components are base salary, annual performance incentives, and long-term performance incentives (which include equity incentives). For 2022, base salary accounted for approximately 18.4% of the total compensation of the named executive officers and incentive compensation accounted for approximately 79.8% of such total compensation.

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Valmont’s annual incentive plan for 2022 includes a 5% incentive modifier based on goals for decreases in carbon intensity, reduction in total recordable incident rate, and increase in employee resource groups engagement.

2023 Proxy Statement 19

Valmont Industries
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Valmont’s executive officers do not have employment agreements.

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Valmont’s executive officers do not have agreements providing for special payments in the event of a termination of employment or a change-of-control of Valmont. Valmont’s 2022 Stock Plan provides for accelerated vesting of non-vested amounts in the event of an involuntary termination following a change-of-control. See Potential Payments Upon Termination or Change-in-Control.

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Valmont does not have a pension plan. Valmont’s executive officers do participate in its 401(k) Plan and also participate in the related non-qualified supplemental benefit plan.

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Valmont does not maintain a perquisite program for its executive officers. Amounts relating to the limited use of Company aircraft for personal travel are included in the summary compensation table.

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Valmont has an executive compensation recoupment policy covering cash and equity described on page 16.

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Valmont has policies prohibiting hedging and pledging of Company stock by directors and officers.

2022 Compensation Program Elements
Base Salary. Base salary is targeted at the competitive median level. Competitive median levels for 2022 were provided by FW Cook based on national general survey data which was the primary market reference point. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers and other key employees are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.
The Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers and other key employees (other than the Chief Executive Officer). The annual salary plan is developed by the Company’s Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on national surveys of companies with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The salary plan is modified as deemed appropriate and approved by the Committee. The Committee reviews and establishes the base salary of the Chief Executive Officer based on competitive compensation data provided by FW Cook using data for similar sized companies and the Committee’s assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company’s business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.
The Committee continued the Company’s combined matching contribution under the Valmont Employees Retirement Savings Plan (a 401(k) plan) and related Restoration Plan (a non-qualified plan in place since 2002 designed to restore benefits otherwise limited by IRS regulations). The Company’s contributions to such plans for 2022 compensation (4.5% of covered compensation) for the named executive officers (which matched the amounts contributed by such executive officers) are set forth in the Non-Qualified Deferred Compensation table.
Based on the factors described above, the Committee in December 2021 reviewed the base salaries of executive officers for 2022. Mr. Kaniewski’s base salary was increased 5% to $1,081,571. Base salary for Mr. Applbaum was increased 20.1% to $643,000. Base salary for Mr. Schapper was increased 17.5% to $696,000; base salary for Mr. Parnell was increased 7.0% to $410,891; and base salary for Ms. Larkin was increased 5% to $420,000. The target direct compensation (base salary plus target annual incentive plus target long-term incentive) for Mr. Kaniewski was 88% of the survey competitive median. The increases for Messrs. Applbaum and Schapper were made in connection with strong performance and to bring their total direct compensation within close alignment with the market median.
The Committee reviewed executive base salaries for 2023 in December 2022 based on the same factors described above. The base salary for Mr. Kaniewski was increased 4%, the base salaries for Messrs. Applbaum, Schapper and Ms. Larkin were each increased 4% and the base salary for Mr. Parnell was increased 5%.
Annual Incentives. The Company’s short-term incentives for 2022 were established by the Committee. The Committee determined for 2022 that the annual incentive of executives should be based on optimizing profits and revenue growth. Accordingly, the executive officer programs provide for target performance levels based 75% on the Company’s net earnings performance and 25% on revenue growth performance. Mr. Schapper’s short-term incentive was based on the Infrastructure segment (which he heads) results weighting 75% to segment earnings before interest and taxes (EBIT) and 25% to Company net earnings. Annual incentives are targeted at the competitive median level. Competitive median levels are provided by FW Cook based on the primary benchmark survey. For 2022, each named executive officer’s annual incentive opportunity ranged from 0% to 200% of the targeted incentive, depending on the level of achievement of the Company’s performance goals. For named executive officers’ 2022 annual incentives, a target incentive was established ranging from 60% to 110% of base salary, and performance goals were set based on net earnings and revenue growth results.
20 2023 Proxy Statement

Compensation Discussion and Analysis
2022 Target Annual Incentives — Percentage of Base Salary
Mr. Kaniewski	110%
Mr. Applbaum	75%
Mr. Schapper	80%
Ms. Larkin	60%
Mr. Parnell	60%
A minimum threshold level of performance had to be attained before any incentive was earned by an executive officer. Payout under the plan to any executive officer was capped at two times the target incentive. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year. The Committee may also award discretionary non-incentive-based bonuses to an executive officer to recognize exceptional performance in a particular year. No discretionary awards were made to named executive officers with respect to performance in the last three years.
The Committee approved in February 2022 participation, including executive officers, in the short-term incentive program for 2022. Each performance measure operates independently. The Committee established the measures below to be used for the incentive threshold (payout at 50% of target), target incentive (payout at target), stretch incentive (payout at 150% of target) and maximum incentive (payout at 2x target) for both 2022 net earnings improvement and 2022 revenue growth, and for 2022 Infrastructure segment results. Payouts are linearly interpolated for performance between threshold/target and target/maximum performance levels. There is no payout for performance below threshold.
Net Earnings
(75% weight for corporate executives, 25% weight for Mr. Schapper)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2022	$200.0 million	$250.0 million	$272.2 million	$300.0 million
Revenue
(25% weight for corporate executives)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2022	$2,975 million	$3,500 million	$3,800 million	$4,025 million
Infrastructure EBIT
(75% weight for Mr. Schapper)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2022	$262.4 million	$328.0 million	$356.3 million	$393.6 million
The threshold, target and maximum amounts for revenue growth represent total revenue numbers. The 2022 net earnings were adjusted. The adjusted net earnings were $298.1 million (GAAP net earnings of  $250.9 increased by (i) $5.6 million after-tax Prospera intangible asset amortization, (ii) $8.4 million after-tax Prospera stock-based share compensation and (iii) $33.3 million after tax loss on divestiture of Valmont SM, which resulted in net earnings performance at 196.8% of target. The 2022 revenue was $4.35 billion resulting in performance over maximum, the payout for which was capped at 200% of target. The combination of the two factors resulted in an annual incentive payout for the four named executive officers at 197.6% of target for 2022. The infrastructure EBIT performance for 2022 of  $355.8 million resulting in performance of 149.4% of target, which when coupled with the Company net earnings performance resulted in an annual incentive payout for Mr. Schapper at 161.3% of target for 2022.
The Committee in February 2022 established ESG related goals which could result in a 5% modifier to the short-term incentive. The goals for 2022 were (1) carbon intensity decrease from 74.13 at 2021 FYE to 71.90, (2) a reduction in total recordable incident rate from 2.2 in 2021 to 2.15 in 2022 and (3) a 100% increase in ESG engagements from 15 in 2021. All three goals needed to be exceeded for the modifier to be earned. All three goals were exceeded, and the 5% modifier payout is included in the annual incentives shown for each executive.
2023 Proxy Statement 21

Valmont Industries
Based on the 2022 results, annual incentive payouts for 2022 were as follows:
2022 Annual Incentives
Mr. Kaniewski	$2,468,447
Mr. Applbaum	1,000,572
Mr. Schapper	943,024
Ms. Larkin	522,850
Mr. Parnell	511,510
The annual incentive payouts, expressed as a percentage of target, for the prior six fiscal years, was as follows:
2021	200.0%
2020	159.4%
2019	57.7%
2018	49.8%
2017	89.8%
2016	67.0%
In February 2023, the Committee selected the participants and established the performance goals for the 2023 annual incentive program. The performance goals for named corporate executive officers in 2023 will continue to be based 75% on net earnings and 25% on revenue growth and for Mr. Schapper are based 25% on Company net earnings and 75% on Infrastructure segment EBIT. The 2023 annual incentive programs for executive officers includes a 5% modifier based on goals for decreases in carbon intensity, reduction in total recordable incident rate, and diversity, equity and inclusion survey score improvements.
Long-Term Performance Incentives. Long-term performance incentives for senior management in 2022 were provided in two ways: through the long-term performance share program, and through equity awards under the shareholder approved 2022 Stock Plan. Both long-term performance incentive programs (long-term performance share plan and equity awards) are targeted at competitive median levels. Competitive median levels are provided by FW Cook based on the primary benchmark survey data. For the three-year award cycle ended in 2022, each named executive officer’s long-term incentive opportunity under the performance share program ranged from 0% to 200% of the targeted incentive, depending on the level of achievement of the Company’s performance goals.
The current long-term performance share programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix. The Committee in February 2020 approved the performance matrix for the award cycle ending in 2022 to encourage both the effective use of the Company’s capital and the growth of its earnings, and consequently the matrix was based on average return on invested capital or “ROIC” and cumulative compound operating income growth or “OIG”, weighted 60% ROIC and 40% OIG, at the beginning of the award cycle. The Committee established the following performance measures for ROIC and OIG for the award cycle ending in 2022:
	OIG (40% Weight)	ROIC (60% Weight)	Cumulative Payout as % of Target
Maximum	20%	11.5%	200%
Target	10%	10.0%	100%
Threshold	1%	8.5%	55%
Below Threshold	Below 1%	Below 8.5%	0%
The Committee in February 2020 selected the participants, including executive officers, for participation in the three-year award cycle ending in 2022. Targets for the 2020-2022 award cycle were established based on a predetermined percentage ranging from 40% to 175% of base salary, which amount was converted to performance shares valued at the Company’s stock price at the beginning of the performance period (which for the 2020-2022 performance period was a thirty-day average of  $144.78). The percentage of base salary for the named executive officers was:
22 2023 Proxy Statement

Compensation Discussion and Analysis
Percentage of Salary
Mr. Kaniewski	175%
Mr. Schapper	85%
Mr. Applbaum (prorated to March 2020 hire date)	80%
Ms. Larkin (prorated to June 2020 hire date)	60%
Mr. Parnell	60%
The performance matrix provides for the potential payouts to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are issued at the end of the performance period, payouts may be higher or lower based on the Company’s stock price performance during the award cycle. Performance incentives are generally forfeited if a participant leaves the Company before the end of the performance cycle. Prorated awards may be earned based on performance results in the event of death, disability, normal retirement, termination of employment without cause, or a change in control. Earned performance shares are capped at two times the target number of performance shares. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards are paid in shares of common stock.
Based on the above described ROIC and OIG performance goals established by the Committee, the Company’s three-year average ROIC on an adjusted basis was 12.04% and the three-year cumulative compound adjusted operating income growth was 19.0%, resulting in performance shares earned for the 2020-2022 period at 190.0% of Target. The Company’s calculation of return on invested capital for the three years is on page 35 of the 2022 Form 10-K. The 2020 adjusted operating income (GAAP operating income of  $226.1 million increased by (i) $42.4 million of restructuring and long-lived asset impairments and (ii) $2.4 million of deferred compensation expense) was $270.9 million. The 2021 adjusted operating income (GAAP operating income of  $286.8 million increased by (i) $14.7 million acquired company operating loss, (ii) $6.0 million restructuring expenses and acquisition diligence costs, (iii) $5.5 million write off of 2014 receivable, (iv) $27.9 million impairment of long-lived assets and (v) $2.0 million deferred compensation expense) was $342.9 million. The 2022 adjusted operating income (GAAP operating income of  $433.2 million increased by (i) $6.6 million Prospera intangible asset amortization, and (ii) $9.9 million Prospera share compensation, and reduced by (iii) $2.7 million deferred compensation expense) was $447.0 million.
The Company’s stock price during the performance period increased from $144.78 to $330.67 which increased the value of the earned performance shares. The 2020-2022 long-term incentives were paid in Company common stock. Long-term plan shares were earned by the named executive officers as follows:
2020-2022 Long-Term Incentives
Mr. Kaniewski	22,471 shares
Mr. Schapper	6,412 shares
Mr. Applbaum	5,002 shares
Ms. Larkin	2,612 shares
Mr. Parnell	2,783 shares
The long-term incentive earnouts, expressed as a percentage of target, for the three-year periods ending in the six prior fiscal years, was as follows:
2021	88.6%
2020	0%
2019	65.8%
2018	114.3%
2017	0%
2016	0%
In February 2022, the Committee selected the participants and established the performance goals for the 2022-2024 award cycle; the performance goals for the cycle ending in 2024 are again based on a combination of growth in operating income and return on invested capital weighted 70% to ROIC and 30% to OIG, with each metric independently weighted. The Committee adjusted the weighting to reflect that ROIC is a strong indicator of Company share price. Targets were established for named executive officers based on a percentage of base
2023 Proxy Statement 23

Valmont Industries
salary ranging from 60% to 200% and performance targets established at 10% average ROIC and 10% OIG growth. Any 2022-2024 long term incentive award will be paid in shares of common stock.
Stock Incentives and Ownership Guidelines. The board of directors, upon recommendation of the Committee, has established stock ownership and retention guidelines for senior management. The guidelines require an equity position (shares owned and restricted share units held) having a value of 6.0 times base salary for the Chief Executive Officer, 2.5 times base salary for the Chief Financial Officer, Executive Vice Presidents and Group Presidents, 1.5 times base salary for senior vice presidents and 1.0 times base salary for other corporate officers. The officers are required to retain 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. All named executive officers currently meet the targets using the closing stock price on the February 27, 2023 record date.
Long-term stock incentives are provided through grants of stock options and restricted stock units to executive officers and other key employees pursuant to the shareholder approved 2018 Stock Plan and 2022 Stock Plan. The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Such grants for executive officers were in 2020, 2021 and 2022 made at the regularly scheduled Committee meeting in December of each year as part of the compensation for the upcoming year. Stock options are exercisable at the market value on the date of grant and have value only if the Company’s stock price increases. Stock options granted during 2022 vest beginning on the first anniversary of the grant in equal amounts over three years and expire ten years after the date of grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. Options granted in 2022 also vest on death, disability and involuntary termination following a change-of-control. If an employee retires after age 62 (with five years of service), options continue to vest and be exercisable according to the original terms. The Company’s stock plans prohibit repricing. Restricted stock units granted during 2022 vest in no less than three equal installments beginning on the first anniversary of the grant; the units also vest on death, disability and involuntary termination following a change-of-control, and vesting is prorated if an employee retires after age 62 (with five years of service).
The Committee establishes the number and terms of the options and restricted stock units granted under the stock plans. The Committee established the terms and provisions of such equity grants based on industry standards as provided to the Committee by its independent compensation consultant. The Committee established the number of options and restricted stock units to each executive officer so that the aggregate long-term incentive compensation would be targeted at competitive median levels. The value used in determining the number of stock options granted to each executive officer was computed based on the Company’s estimate of the options’ fair value at the time of grant, using the valuation assumptions described in the following sentence. The fair value of the options granted are reflected in the Summary Compensation Table as computed with subsequently refined assumptions in accordance with FASB Accounting Standards Codification Topic 718, which is described in footnote 12 to the Company’s consolidated financial statements. The Committee encourages executives to build a substantial ownership investment in the Company’s common stock. The table on page 3 reflects the ownership position of the directors and executive officers at February 27, 2023. Outstanding performance by an individual executive officer is recognized through larger equity grants. The Committee, in determining grants of equity under the stock plans, also reviews and considers the executive’s history of retaining shares previously obtained through the exercise of prior options and restricted stock grants. In December 2022, stock options and/or restricted stock units were granted to named executive officers with a fair market value of a percentage of base salary as follows:
Percentage of Base Salary
Mr. Kaniewski	237.5%
Mr. Schapper	90%
Mr. Applbaum	90%
Ms. Larkin	60%
Mr. Parnell	60%
The amounts were established so that aggregate long-term incentive compensation would be targeted at competitive median levels. Competitive median levels are provided by FW Cook based on the primary benchmark national general industry survey data.
The Committee granted options for an aggregate of 40,564 shares and restricted stock units for an aggregate of 45,850 shares to a total of 378 employees in December 2022, including options and restricted stock units to named executive officers as described below. The Committee had previously granted (i) 45,261 restricted stock awards to selected international employees during 2022 and (ii) 5,680 restricted stock units to directors.
The Committee determined that the annual equity grants to the executive officers should be 50% stock options and 50% restricted stock units (on a value basis), to reflect current market practices as determined by FW Cook. In December 2022, the Committee granted the following stock options and restricted stock units to the named executive officers:
24 2023 Proxy Statement

Compensation Discussion and Analysis
December 2022 Stock Grants
	Stock Options	Restricted Stock Units
Mr. Kaniewski	14,710	4,015
Mr. Applbaum	3,314	904
Mr. Schapper	3,587	979
Ms. Larkin	1,443	393
Mr. Parnell	1,425	389
The option grants and restricted stock unit grants vest in equal installments over three years; the options have a ten-year term. The Committee determined that such grants were appropriate long-term incentives, based on market data and the Committee’s review of each executive’s performance.
The Committee believes that the programs described above provide compensation that is competitive with comparable companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company’s performance, and shareholder value.
Hedging and Pledging Policy
Valmont’s policy prohibiting directors and officers from hedging or pledging Company stock has been in effect for more than ten years. The Company reviewed and enhanced its policy in December 2019. The current policy prohibits hedging and pledging transactions by directors, executive officers, corporate officers and group presidents with respect to any Valmont equity securities held directly or indirectly by such persons. Hedges are any transactions designed to hedge or offset any decrease in the market value of Valmont equity securities. Such transactions include short-sales, prepaid variable forward contracts, equity swaps, collars, and exchanges.
Compensation Risk Assessment
The Human Resources Committee in February 2023 conducted a risk assessment of the Company’s compensation programs which was reviewed by its independent compensation consultant. The Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Committee believes the programs are designed to promote long-term value creation and do not motivate imprudent risk taking. The Company sets performance goals that are reasonable in light of past performance and market conditions. The annual and long-term incentive plans for executives and senior management use an aggregate of three or more company-wide performance metrics which provide for sliding scale incentives rather than an all-or-nothing approach; all such incentives have thresholds before they are paid and all are capped. The long-term incentives, consisting of performance shares, stock options and restricted stock units, have a three-year performance period or vesting period and consequently the value to executives varies with the Company’s stock price over the period. The Company has a stock retention policy which requires retention of 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until stock ownership guidelines are met. The Company has an executive clawback policy in the event of financial restatements due to fraud. The Company also has policies which prohibit the hedging or pledging of Company stock by directors and officers.
2023 Proxy Statement 25

Human Resources Committee Report
The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.
HUMAN RESOURCES COMMITTEE
Daniel P. Neary, Chairman
Catherine James Paglia
Richard Lanoha
Joan Robinson-Berry
26 2023 Proxy Statement

Pay Ratio Information
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer (CEO) for our fiscal year 2022 . The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with applicable securities regulations.
For our fiscal year ended December 31, 2022:
■
The median of the annual total compensation of all employees of our company (other than our CEO) was $52,865.

■
The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $8,674,260.

■
Based on this information, for 2022 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 164 to 1.

To identify the median of the annual total compensation of all our employees, we selected September 30, 2022 as the date for data gathering to identify the median employee because it enabled us to make such determination in a reasonably efficient and economical manner. We used the total cash compensation (base salary, cash bonuses and cash incentives) of all employees globally as reflected in payroll records. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
We did not use the same median employee as we did in 2021, since we are required to use a new median employee at least every three years pursuant to SEC rules.
Once we identified our median employee, we combined all elements of such employee’s compensation for 2022 to arrive at such employee’s total compensation in the same manner as we arrived at our CEO’s total compensation as set forth in the Summary Compensation Table.
2023 Proxy Statement 27

Executive Compensation
Summary Compensation Table
	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)(3)	Total ($)
Stephen G. Kaniewski President and Chief Executive Officer	2022	1,081,571	0	3,498,650	1,529,987	2,468,447	95,605	8,674,260
	2021	1,030,000	0	2,883,858	1,042,664	2,266,147	115,306	7,337,975
	2020	978,500	0	2,742,393	1,029,302	1,667,266	14,625	6,432,086
Avner M. Applbaum(4) Executive Vice President and Chief Financial Officer	2022	643,000	0	879,398	344,689	1,000,572	74,188	2,941,847
	2021	535,600	0	771,346	278,912	803,400	69,351	2,458,609
	2020	360,000	200,000	964,921	240,870	453,083	397,620	2,616,494
Aaron M. Schapper Group President, Infrastructure	2022	696,000	0	952,045	373,083	943,024	56,819	3,020,972
	2021	592,250	0	846,103	301,924	775,137	14,625	2,530,039
	2020	575,000	0	755,285	266,344	675,280	14,625	2,286,534
Diane M. Larkin(4) Executive Vice President Global Operations	2022	420,000	0	424,724	150,086	552,850	64,355	1,582,015
	2021	400,000	0	405,939	121,440	480,000	25,673	1,433,052
	2020	192,308	0	523,086	121,731	185,880	193,329	1,216,334
T. Mitchell Parnell Executive Vice President Human Resources	2022	410,891	0	375,928	148,214	511,510	41,815	1,488,358
	2021	384,010	0	353,563	118,810	460,812	37,409	1,354,604
	2020	353,600	0	327,282	115,135	246,477	34,623	1,077,117

(1)
Stock awards consist of the grant date fair value (based on the target award amount) of the performance shares which can be earned by each of the above-named executives under the long-term incentive program with respect to grants in each fiscal year. See Compensation Discussion and Analysis for a description of these awards. The maximum award value, if earned (exclusive of increases in performance share value based on increases in the Company’s stock price) would be two times the amounts shown in this column for the performance shares. Stock awards include the value of restricted stock units granted to named executive officers in 2020, 2021 and 2022.

(2)
Option awards reflects the aggregate grant date fair value of stock options computed in accordance with FASB Accounting Standards Codification Topic 718. See footnote 12 to the Company’s consolidated financial statements for the assumptions used in the valuation of these awards. The exercise price of all options granted in 2022 to the named executive officers was $332.63.

(3)
All Other Compensation reflects amounts contributed by the Company to its 401(k) plan and related supplemental benefit plan, which matches the amounts contributed in 2022 by executive officers in accordance with plan provisions; such Company contributions are 4.5% of the executive officer’s salary, bonus and incentives that are paid in cash. Contributions to the supplemental benefit plan are based on cash compensation, a majority of which is performance based and variable and is paid only if performance levels are met. All Other Compensation includes 2020 relocation assistance as follows: $389,219 for Mr. Applbaum and $186,405 for Ms. Larkin. All Other Compensation for Mr. Kaniewski includes $56,110 in 2021 and $45,150 in 2022 with respect to personal use of Company aircraft based on the Company’s variable operating cost.

(4)
Mr. Applbaum and Ms. Larkin were hired and became executive officers in 2020; base salary information is for the period beginning on the hire date. Mr. Applbaum received a new hire $100,000 restricted stock unit grant and a sign-on bonus of  $200,000 to replace prior employer forfeitures. Ms. Larkin received a new hire $75,000 restricted stock unit grant.

28 2023 Proxy Statement

Executive Compensation
Grants of Plan-Based Awards for Fiscal 2022
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Award ($)(2)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Stephen G. Kaniewski	02/21/2022	0	1,243,806	2,487,612	4,348	8,696	17,392
	12/12/2022							4,015	14,710	$332.63	2,865,349
Avner M. Applbaum	02/21/2022	0	514,400	1,028,800	1,181	2,326	4,652
	12/12/2022							904	3,314	$332.63	645,354
Aaron M. Schapper	02/21/2022	0	503,413	1,006,826	1,259	2,518	5,036
	12/12/2022							979	3,587	$332.63	698,693
Diane M. Larkin	02/21/2022	0	273,000	546,000	591	1,181	2,362
	12/12/2022							393	1,443	$332.63	280,796
T. Mitchell Parnell	02/21/2022	0	267,079	534,158	496	991	1,982
	12/12/2022							389	1,425	$332.63	277,593

(1)
Non-equity incentive awards were made with respect to the Company’s 2022 annual incentive plan; an additional 5% modifier was established for ESG related performance. Equity incentive plan awards represent performance shares under the Company’s 2022-2024 long-term incentive plan. See Compensation Discussion and Analysis for a description of the plans. Performance shares, option awards and restricted stock unit awards are made under the shareholder-approved 2022 Stock Plan.

(2)
See footnote 11 to the Company’s consolidated financial statements for the assumptions used in valuing these awards.

2023 Proxy Statement 29

Valmont Industries
Outstanding Equity Awards at Fiscal Year-End
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Stephen G. Kaniewski	7,290	0	0	147.31	12/16/2026	8,900	2,942,963	11,827	3,910,834
	15,084	7,543	0	168.80	12/14/2030			10,805	3,572,889
	5,286	10,572	0	252.89	12/13/2031			8,696	2,875,506
	0	14,710	0	332.63	12/12/2032
Avner M. Applbaum	3,530	1,765	0	168.80	12/14/2030	2,470	816,755	2,633	870,654
	1,414	2,828	0	252.89	12/13/2031			2,889	955,305
	0	3,314	0	332.63	12/12/2032			2,326	769,138
Aaron M. Schapper	0	5,000	0	112.08	12/17/2025	2,332	771,122	3,375	1,116,011
	2,081	0	0	147.31	12/16/2026			3,195	1,056,490
	1,951	1,951	0	168.60	12/14/2030			2,518	832,627
	1,530	3,062	0	252.89	12/13/2031
	0	3,587	0	332.63	12/12/2032
Diane M. Larkin	1,784	892	0	168.80	12/14/2030	1,191	393,828	1,375	454,671
	615	1,232	0	252.89	12/13/2031			1,678	554,864
	0	1,443	0	332.63	12/12/2032			1,181	390,521
T. Mitchell Parnell	1,806	0	0	147.31	12/16/2026	942	311,491	1,465	484,431
	1,687	843	0	168.80	12/14/2030			1,381	456,655
	602	1,205	0	252.89	12/13/2031			991	327,693
	0	1,425	0	332.63	12/12/2032

(1)
The options that expire on December 17, 2025 vest on December 17, 2023. The options that expire on December 16, 2026 vested in equal installments on December 16, 2020, 2021 and 2022. The options that expire on December 14, 2030 vest or vested in equal amounts on December 14 of 2021, 2022 and 2023. The options that expire on December 13, 2031 vest or vested in equal installments on December 13, 2022, 2023 and 2024. The options that expire on December 12, 2032 vest in equal installments on December 12, 2023, 2024 and 2025.

(2)
The remaining awards for these named executive officers reported in this column are restricted stock units which vest in equal installments over three years following date of grant and on vesting will be settled in an equal number of shares of common stock. Dividends are paid upon vesting of restricted shares.

(3)
Based on the number of shares or units at the closing market price at the end of the 2022 fiscal year ($330.67 per share).

(4)
Numbers shown are as of the Company’s fiscal year-end for 2022 and are based on the target number of performance shares which can be earned under the long-term incentive plans for the three-year periods ending in (i) 2022, 2023 and 2024, respectively, for Mr. Kaniewski, Mr. Schapper and Mr. Parnell, (ii) 2022 as prorated from date of hire, for Mr. Applbaum and Ms. Larkin, and (iii) 2023 and 2024, respectively, for Mr. Applbaum and Ms. Larkin. See Compensation Discussion and Analysis for a description of the provisions of the long-term incentive plans.

(5)
Based on the target number of performance shares at the closing market price at the end of the 2022 fiscal year ($330.67 per share).

30 2023 Proxy Statement

Executive Compensation
Options Exercised and Stock Vested in Fiscal 2022
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen G. Kaniewski	67,997	10,291,535	7,425	2,441,395
Avner M. Applbaum	—	—	1,183	363,442
Aaron M. Schapper	7,139	1,074,696	1,491	492,560
Diane M. Larkin	—	—	632	185,871
T. Mitchell Parnell	—	—	629	207,740

(1)
Difference between the exercise price of the options and the market price on date of exercise.

(2)
Based on market value at vesting date of the related restricted stock units.

Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)(4)
Stephen G. Kaniewski	78,088	36,729	(44,304)	0	481,504
Avner M. Applbaum	98,093	60,462	(16,597)	0	175,726
Aaron M. Schapper	55,958	43,093	560	0	112,042
Diane M. Larkin	120,439	50,630	(8,725)	0	207,349
T. Mitchell Parnell	71,491	28,090	(38,222)	0	171,258

(1)
Executive officer contributions are included in the executive compensation amounts reflected in the Summary Compensation Table as part of Salary, Bonus and Non-equity Incentive Plan Compensation; such contributions include deferrals to the nonqualified deferred compensation plan but not amounts contributed to the qualified 401(k) plan.

(2)
Reflects Company contributions to match executive contributions to nonqualified deferred compensation plans but does not include Company match for executive contributions to the 401(k) plan. Company contributions match executive contributions to the 401(k) and related nonqualified deferred compensation plans with respect to compensation and are included in the Summary Compensation Table under All Other Compensation. Company contributions are 4.5% of the executive officer’s salary, bonus and cash incentives.

(3)
The aggregate balance includes amounts contributed after the fiscal year end with respect to fiscal 2022 compensation.

(4)
The Company does not have a pension plan or other defined benefit plan. The Company’s nonqualified deferred compensation plan is offered to allow certain Company employees who, due to compensation and contribution ceilings established under the Internal Revenue Service regulations, are limited in making contributions to the Company’s 401(k) plan. This plan is fully funded and the related assets in the plan are reported on the Company’s balance sheet and are subject to creditor claims in event of the Company’s bankruptcy. The vesting provisions follow that of the Company’s 401(k) plan. Compensation that is eligible for deferral by the executive includes salary, bonus and cash incentives, and the executive may defer any percentage of eligible compensation. Investment values and related earnings are based on quoted market prices of the investments held by the plan. Investment alternatives under the plan are selected by each employee and may be changed based on the rules set forth by each investment fund selected by the employee. Distribution payments are made upon a specified period after separation from service in accordance with Section 409A of the Internal Revenue Code. The methods of distribution include single lump sum cash payment or annual installments for 2-10 years. In-service withdrawals are allowed in compliance with Section 409A of the Code.

2023 Proxy Statement 31

Valmont Industries
Director Compensation
Name	Fees Earned or paid in Cash ($)(1)(2)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Mogens Bay	210,625	145,000	0	355,625
Kaj den Daas	113,750	145,000	0	258,750
Daniel P. Neary	119,375	145,000	0	264,375
Clark T. Randt	95,000	145,000	0	240,000
James B. Milliken	119,375	145,000	0	264,375
Catherine J. Paglia	134,375	145,000	0	279,375
Theo W. Freye	95,000	145,000	0	240,000
Richard A. Lanoha	95,000	145,000	0	240,000
Ritu Favre	110,000	145,000	0	255,000
Joan Robinson-Berry	95,000	145,000	0	240,000

(1)
Non-employee directors in 2022 received: (1) a retainer of  $95,000 per annum, (2) Audit Committee chair receives an additional $20,000 cash retainer per annum and each other committee chair receives an additional $15,000 cash retainer per annum, (3) non-chair audit committee members receive an additional cash retainer of  $10,000 per annum, (4) the lead director receives an additional cash retainer of  $30,000 per annum, and (5) the non-executive chair receives an additional cash retainer of  $125,000 per annum. Non-employee directors also receive a grant of restricted stock units with a value of  $145,000, based on the closing market price of the Company’s common stock on the date of the Company’s annual shareholders’ meeting. The equity grants are made annually on the date of and following completion of the Company’s annual shareholders’ meeting. The restricted stock units vest on the first anniversary of the grant date (subject to deferral by the director). The total cash compensation and the grant date fair value of equity awards for a non-employee director may not exceed $750,000 in a calendar year.

(2)
Unexercised stock awards (consisting of unvested restricted stock units) for each director as of December 31, 2022 were as follows:

Name	Restricted Stock Units
Mogens Bay	568
Kaj den Daas	568
Daniel P. Neary	568
Clark T. Randt	568
James B. Milliken	568
Catherine J. Paglia	568
Theo W. Freye	568
Richard A. Lanoha	568
Ritu Favre	568
Joan Robinson-Berry	568
32 2023 Proxy Statement

Executive Compensation
Equity Compensation Plan Information
The following table provides information about the Company’s common stock that may be issued upon exercise of options, warrants and rights under existing equity compensation plans as of December 31, 2022.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation (including securities plans reflected in column (a)) (c)
Equity compensation plans approved by security holders	558,440	$214.62	1,722,643
Equity compensation plans not approved by security holders	0		0
Total	558,440		1,722,643

(1)
Includes 195,690 stock options, 252,773 restricted stock units and 109,977 performance shares.

(2)
Weighted-average exercise price of outstanding stock options.

Potential Payments Upon Termination or Change-In-Control
Valmont does not have employment agreements with its executive officers. Valmont also does not have special severance or change-in-control payment agreements with its executive officers.
Valmont’s executive officers may receive severance payments upon a termination of employment under Valmont’s severance plan which is generally available to all administrative employees. The severance plan generally provides 16 weeks of salary plus one week of salary for each year of service. Valmont’s executive officers would also be entitled to receive upon termination of employment amounts accumulated in their respective deferred compensation accounts, at the times and in the manner established for their respective accounts; such amounts are described in the Non-Qualified Deferred Compensation table.
Valmont’s 2018 Stock Plan and 2022 Stock Plan provide that all outstanding options become immediately exercisable in the event of an involuntary termination following a change-in-control and that all restrictions on restricted stock lapse in the event of such an involuntary termination following a change-in-control. A change-in-control, defined specifically in the plans, generally occurs if: (i) a person, entity or group (excluding Valmont plans) acquires 50% or more of Valmont’s common stock or total voting power of Valmont’s voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the Company’s assets occurs unless Valmont’s shareholders prior to the transaction own after the transaction 50% or more of the voting power of Valmont’s securities; and (iv) Valmont is liquidated or dissolved. Options provide for continued vesting pursuant to the option terms if the optionee voluntarily retires on or after attaining age 62. If such a change-in-control (involving an involuntary termination) or retirement had occurred on the last day of fiscal 2022, the incremental value (fair market value of company common stock on such date less exercise price) of unvested options and unvested restricted stock and restricted stock units held by the named executed officers would have been:
	Unvested Options	Unvested Restricted Stock
Stephen G. Kaniewski	$2,043,275	$2,942,963
Avner M. Applbaum	$505,663	$816,755
Aaron M. Schapper	$1,647,082	$771,122
Diane M. Larkin	$240,213	$393,828
T. Mitchell Parnell	$230,343	$311,491
2023 Proxy Statement 33

Valmont Industries
The unvested stock options for such individuals and the unvested restricted stock for such individuals are set forth in the Outstanding Equity Awards at Fiscal Year-End table. In addition, a pro rata portion (based on period of service and full period performance results) of the performance shares awarded under the long-term incentive plan may be earned in the event of death, disability, normal retirement, termination of employment without cause, or change-in-control. If such a change-in-control or retirement had occurred on the last day of fiscal 2022, the prorated value of the long-term incentive awards (based on target award numbers) which would have been payable to the named executive officers would have been:
Stephen G. Kaniewski	$7,278,262
Avner M. Applbaum	$1,763,903
Aaron M. Schapper	$2,097,880
Diane M. Larkin	$831,745
T. Mitchell Parnell	$898,100
34 2023 Proxy Statement

Shareholder Return Performance Graphs
The graphs below compare the yearly change in the cumulative total shareholder return on the Company’s common stock with the cumulative total returns of the S&P Mid Cap 400 Index and the S&P Mid Cap 400 Industrial Machinery Index for the five and ten-year periods ended December 31, 2022. The graphs assume that the beginning value of the investment in Company Common Stock and each index was $100 and that all dividends were reinvested.
2023 Proxy Statement 35

Valmont Industries
Pay Versus Performance
We are providing the following information about the relationship of the “compensation actually paid” to our Chief Executive Officer (“CEO”) and “average compensation actually paid” to our Non-CEO named executive officers (“Non CEO-NEOs”), as calculated under the SEC pay versus performance proxy rule, for our fiscal years 2022, 2021 and 2020 to certain financial performance measures.
■
The Compensation Actually Paid amounts are calculated by making SEC required adjustments to the Total compensation amounts for the executives presented in the Summary Compensation Table.

■
The Compensation Actually Paid amounts are calculated by making mandated adjustments to the amounts in the “Total” column of the Summary Compensation Table.

■
The financial performance measures presented are Company total shareholder return (“Company TSR”), peer group total shareholder return (“Peer Group Index TSR”), Net Earnings, and Company return on invested capital (“ROIC”). The peer group shown in the table is the S&P 400 Industrial Machinery Index, a peer group index that has been historically presented in the Shareholder Return Performance Graphs in the Company’s Annual Reports.

Pay Versus Performance Table
Year	Summary Compensation Table Total for CEO($)(1)	Compensation Actually Paid to CEO($)(1)(2)	Average Summary Compensation Table Total for Non-CEO NEOs($)(1)	Average Compensation Actually Paid to Non-CEO NEOs($)(1)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income (GAAP)($)	ROIC (%)(5)
					Company TSR ($)	Peer Group Index TSR ($)(4)
2022	8,674,260	21,710,433	2,258,298	4,865,986	210.67	144.11	254,251,000	12.9
2021	7,337,975	16,362,423	1,944,076	3,485,985	233.12	189.30	197,725,000	10.1
2020	6,432,086	9,973,234	1,634,815	2,003,714	162.46	166.16	142,149,000	8.7

(1)
Mr. Kaniewski served as CEO in all years presented. Ms. Larkin and Messers. Applbaum, Schapper and Parnell were Non-CEO NEOs in 2021. Ms. Larkin and Messers. Applbaum, Schapper, Laterreur, and Jaksich (who was the Company’s CFO until March 30, 2020) were Non-CEO NEOs in 2020.

(2)
The Summary Compensation Table (“SCT”) Total amounts for CEO for 2022, 2021 and 2020 were respectively adjusted to compute the compensation actually paid as follows:

Fiscal Year	Deduction of the Amounts of Equity Awards Reported in SCT for Fiscal Year		Addition of Fair Value of Outstanding and Unvested Equity Awards Granted During the Fiscal Year as of the End of the Fiscal Year	Change in Fair Value From Prior Fiscal Year of Outstanding and Unvested Equity Awards Granted in Any Prior Fiscal Year as of the End of the Fiscal Year	Change in Fair Value as of the Vesting Date from the Prior Fiscal Year of Equity Awards Vesting in the Fiscal Year	Fair Value of Equity Awards as of the Prior Fiscal Year of Awards that Failed Vesting Conditions in Fiscal Year
	Stock Awards	Options
2022	$3,498,650	$1,529,987	$7,936,540	$5,554,332	$4,573,938	$0
2021	$2,883,858	$1,042,664	$5,515,454	$3,846,884	$3,588,632	$0
2020	$2,742,393	$1,029,302	$4,338,856	$2,287,228	$686,759	$0

(3)
The Average SCT Total amounts for the Non-CEO NEOs for 2022, 2021 and 2020 were respectively adjusted to compute the compensation actually paid as follows:

36 2023 Proxy Statement

Fiscal Year	Deduction of the Amounts of Equity Awards Reported in SCT for Fiscal Year		Addition of Fair Value of Outstanding and Unvested Equity Awards Granted During the Fiscal Year as of the End of the Fiscal Year	Change in Fair Value From Prior Fiscal Year of Outstanding and Unvested Equity Awards Granted in Any Prior Fiscal Year as of the End of the Fiscal Year	Change in Fair Value as of the Vesting Date from the Prior Fiscal Year of Equity Awards Vesting in the Fiscal Year	Fair Value of Equity Awards as of the Prior Fiscal Year of Awards that Failed Vesting Conditions in Fiscal Year
	Stock Awards	Options
2022	$658,023	$254,018	$1,494,431	$1,240,140	$785,159	$0
2021	$594,237	$205,271	$1,137,243	$827,482	$376,692	$0
2020	$497,451	$143,675	$741,232	$206,612	$62,180	$0

(4)
S&P 400 Industrial Machinery Index.

(5)
Valmont selected ROIC as a company specific financial measure that links financial results and performance. A significant portion of an executives long-term performance award is based on ROIC and ROIC is a focus measure for investors. ROIC is a non-GAAP financial measure. ROIC is calculated from the Company’s audited financial statements as follows:

Dollars in Thousands	2022	2021	2020
Operating Income	$433,249	$286,785	$225,953
Adjusted effective tax rate	27.7%	23.6%	24.2%
Tax effect on operating income	(119,872)	(67,681)	(54,681)

After-tax operating income	$313,317	$219,104	$171,272

Average invested capital	$2,437,232	$2,176,577	$1,975,693

Return on invested capital	12.9%	10.1%	8.7%
Total Assets	$3,556,996	$3,447,249	$2,953,160
Less: Accounts payable	(360,312)	(347,841)	(268,099)
Less: Accrued expenses	(248,320)	(253,330)	(227,735)
Less: Income Tax payable	(3,664)	—	—
Less: Defined benefit pension asset	(24,216)	—	—
Less: Defined benefit pension liability		(536)	(118,523)
Less: Deferred compensation	(30,316)	(35,373)	(44,519)
Less: Other noncurrent liabilities	(13,480)	(89,207)	(58,687)
Less: Dividends payable	(11,742)	(10,616)	(9,556)
Less: Lease liability	(155,469)	(147,759)	(80,202)
Less: Contract liability	(172,915)	(135,746)	(130,018)
Less: Deferred tax liability	(41,091)	(47,849)	(41,689)

Total invested capital	$2,495,471	$2,378,992	$1,974,162

Beginning of year invested capital	$2,378,992	$1,974,162	$1,977,223

Average invested capital	$2,437,232	$2,176,577	$1,975,693

The adjusted effective tax rate for 2022 excludes the effects of the $33,273 loss from the divestiture of the offshore wind energy structure business which is not deductible for income tax purposes. The effective rate including the loss on the divestiture is 29.9%. The adjusted effective tax rates for 2020 exclude the effects of the $12.575 million goodwill impairments which are not deductible for income tax purposes. The effective tax rate in 2020 including the impairments is 25.7%.
2023 Proxy Statement 37

Valmont Industries
Relationship to Financial Performance Measures. The following charts present the relationship of the compensation actually paid as presented in the above table for the CEO and the Non-CEO NEOs and the Company TSR, Peer Group Index TSR, Net Earnings and ROIC.
Most Important Financial Performance Measures for 2022. In our assessment, the three most important financial measures we use to link compensation actually paid to the CEO and Non-CEO NEOs to Company performance for fiscal 2022 are:
■
ROIC

■
net earnings

■
cumulative compound operating income growth

38 2023 Proxy Statement

ITEM 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Valmont is asking its shareholders to provide advisory approval of the compensation paid to named executive officers. Shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.
The Company believes that its compensation programs have served to achieve the objectives of attracting highly competent executives, enhancing long-term growth and shareholder value, and assuring compensation at appropriate levels based on performance.
Valmont conducted its first advisory vote on executive compensation in April 2011. The compensation resolution passed with over 96% of the vote every year since 2011, including 96.1% of the vote in 2022. Valmont’s shareholders in April 2017 cast 86.2% of their votes in favor of an annual frequency for the say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.
Compensation Objectives, Strategies, Processes and Practices
The Company encourages shareholders to read about its compensation objectives, strategies, processes and practices in the Compensation Discussion and Analysis. Some of the more significant elements of the compensation practices are:
■
Base pay, target annual incentives and long-term incentives are generally targeted at median market levels with data provided by FW Cook, the independent executive compensation consultant to the Human Resources Committee, based on peer group and general industry survey data. FW Cook reports directly to the Human Resources Committee and provides no other services to the Company.

■
Annual incentives and long-term performance incentives are performance based. Executive officers do not receive incentive payments unless pre-established targets are met.

■
Valmont’s executive officers do not have employment agreements.

■
Valmont’s executive officers do not have agreements providing for special payments in the event of a termination of employment or change-of-control.

■
Valmont does not maintain a perquisite program for executive officers.

■
Valmont has an executive compensation recoupment policy that covers cash and equity incentive compensation.

■
Valmont’s stock plan prohibits option repricing.

■
Valmont has stock ownership guidelines for directors and executive officers.

■
Valmont has a stock retention policy for executive officers which requires retention of 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines are met.

■
Valmont has policies prohibiting hedging and pledging of Valmont stock applicable to directors and officers.

Fiscal 2022 Compensation for Executive Officers
■
Base Salary. The base salaries paid to certain of Valmont’s named executive officers in 2022 were increased to bring such salaries more in line with competitive medians as determined by the independent compensation consultant for the Human Resources Committee. The base salary of Mr. Kaniewski was increased 5% to $1,081,571; base salary for Mr. Applbaum was increased 20.1% to $643,000; base salary for Mr. Schapper was increased 17.5% to $696,000; base salary for Ms. Larkin was increased 5% to $420,000; and base salary for Mr. Parnell was increased 7% to $410,891. The increases for Messrs. Applbaum and Schapper were made in connection with strong performance and market adjustments.

■
Annual Incentives. Annual incentives are performance based. The annual incentives for 2022 were based 75% on net earnings improvement and 25% on revenue growth. The Human Resources Committee established thresholds, targets and maximums for

2023 Proxy Statement 39

Valmont Industries
corporate net earnings and revenue growth, and for Infrastructure segment EBIT for Mr. Schapper’s incentive, all as described in Compensation Discussion and Analysis — Annual Incentives. The target annual incentive was based on the competitive median pursuant to the primary benchmark survey provided by FW Cook. Based on the results described in referenced section, payouts were earned by the four corporate executives at 197.6 of target and by Mr. Schapper at 161.3 of target. The earnouts for the prior six fiscal years for corporate officers were as follows as a percentage of target:
2021	200.0%
2020	159.4%
2019	57.7%
2018	49.8%
2017	89.8%
2016	67.0%

■
Long-Term Performance Incentives. Long-term incentives are performance based. The three-year performance period which ended in 2022 based long-term incentives on a combination of three-year average ROIC (return on invested capital) and three-year growth in OIG (cumulative compound operating income growth), weighted 60% ROIC and 40% OIG. The Human Resources Committee established in February 2020 the targets for the three-year performance cycle ending in 2022. The targets were established at OIG growth of 10% and average ROIC of 10%. The adjusted three-year growth in OIG of 19.0% and the adjusted three-year average ROIC of 12.04% (see Compensation Discussion and Analysis) resulted in payouts under the 2020-2022 long-term incentive plan at 190.0% of target. The Company stock price during the performance period increased from $144.78 to $330.67 which increased the value of the earned performance shares. The earnouts for the prior six fiscal years were as follows as a percentage of target:

2021	88.6%
2020	0%
2019	65.8%
2018	114.3%
2017	0%
2016	0%

■
Equity Incentives. Stock options and restricted stock units are also a form of long-term incentive. The Human Resources Committee established the terms and provisions of equity awards granted in 2022 based on industry standards as provided by its independent compensation consultant. The number of options and restricted stock units granted to each executive officer was established so that the aggregate long-term incentive compensation would be targeted at competitive median levels. Information on the equity awards granted to named executive officers during 2022 is at Grants of Plan Based Awards for Fiscal 2022.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is nonbinding on the board of directors. Although nonbinding, the board of directors and the Human Resources Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation programs.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF ITEM 2.
40 2023 Proxy Statement

ITEM 3: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Valmont is asking shareholders to vote on whether future advisory votes on executive compensation, of the nature reflected in Item 2 above, should occur every year, every two years, or every three years. Securities and Exchange Commission rules require that the frequency of say-on-pay votes be put to shareholder vote every six years. Valmont’s shareholders in April 2011 and 2017 respectively cast 94.6% and 86.5% of their votes in favor of an annual say-on-pay vote. The shareholders will vote on the following resolution:
“RESOLVED, that the holders of the common stock of the Company indicate, by their advisory vote on this resolution, whether the vote on executive compensation should take place every one year, every two years or every three years.”
The board of directors, upon recommendation of the Human Resources Committee, has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Valmont at this time.
In formulating its recommendation, the board of directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the board of directors recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. Shareholders should realize that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, in most cases it may not be feasible to change any executive compensation program in consideration of any one year’s advisory vote on executive compensation.
Shareholders will be able to specify one of four choices with respect to this proposal on the proxy card: one year, two years, three years, or abstain. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the shareholder-approved frequency selection for the advisory vote on executive compensation. The vote is advisory and not binding; however, the Board and the Human Resources Committee will carefully review the voting results.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “ONE YEAR” ON THE
FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE.
2023 Proxy Statement 41

Audit Committee Report
The Audit Committee is appointed by the board of directors to assist the board by reviewing (1) the integrity of the Company’s financial statements, (2) the qualifications, independence and performance of the Company’s independent auditors and internal auditing department and (3) the compliance by the Company with legal and regulatory requirements. The Committee oversees the Company’s risk with respect to operational, compliance and financial matters, including legal, insurance, information technology and cybersecurity matters. The Committee manages the Company’s relationship with its independent auditors, who report directly to the Committee. The Committee has sole authority to retain, compensate, oversee and terminate the independent auditors. The Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website at investors.valmont.com.
The Company’s management is responsible for its financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee oversees the Company’s financial reporting process and internal controls on behalf of the board of directors.
The Committee reviews the Company’s annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Committee reviews reports on various matters, including (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor’s internal quality-control procedures, (4) significant changes in the Company’s selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditors, to the Company during fiscal 2022 was compatible with the auditor’s independence.
The Committee reviewed and discussed the Company’s audited financial statements for fiscal 2022 with both management and Deloitte. The Committee received from and discussed with Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence. The Committee also discussed with Deloitte the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Based on these reviews and discussions, the Committee recommended to the board of directors and the board has approved that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
AUDIT COMMITTEE
Kaj den Daas, Chairman
Daniel P. Neary
Catherine James Paglia
James B. Milliken
42 2023 Proxy Statement

ITEM 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively Deloitte) conducted the 2022 and 2021 audits of the Company’s financial statements. Fees billed by Deloitte to the Company for services provided during the 2022 and 2021 fiscal years were as follows:
	2022	2021
Audit Fees	$2,686,801	$2,465,798
Audit-Related Fees	$431,800	$657,547
Tax Fees	$133,533	$130,356
Other Fees	$1,895	$2,000
Total Fees	$3,254,030	$3,255,701
Audit Fees consist of the audit of the Company’s fiscal 2022 and 2021 annual financial statements, review of the Company’s quarterly financial statements during 2022 and 2021, fees associated with registration statements and other services that are normally provided in connection with statutory and regulatory filings. Audit fees also included the audit of the effectiveness of the Company’s internal control over financial reporting.
Audit-Related Fees consist of financial statement audits of employee benefit plans, consents related to Securities and Exchange Commission filings, procedures in connection with SEC registration statements, comfort letters provided in connection with the issuance of debt, agreed-upon procedures, documentation review in connection with the Company’s internal controls over financial reporting and due diligence services performed with respect to acquisitions.
Tax Fees consist of international tax planning and federal, state and expatriate tax compliance.
The Committee pre-approves all audit and permitted non-audit services to be performed by the independent auditor, including audit services, audit-related services, tax services and any other services. The Committee periodically grants pre-approval of specific audit and non-audit services including cost levels for such services. Any services not covered by prior pre-approvals, or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. In periods between Committee meetings, the Committee Chair has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.
The Audit Committee has appointed Deloitte as independent auditors to conduct the 2023 audit of the Company’s financial statements. In considering the engagement of Deloitte as the Company’s independent auditors, the Audit Committee consider a number of factors including, but not limited to: (i) Deloitte’s relevant technical expertise and its significant institutional knowledge of the Company’s operations and industry; (ii) the quality of Deloitte’s communications with the Audit Committee and management; (iii) Deloitte’s independence, including the consideration of any non-audit services provided by Deloitte and their impact on independence; (iv) the quality and efficiency of the services provided by Deloitte including input from management on Deloitte’s performance; (v) external data on audit quality and performance, including recent PCAOB reports on Deloitte and its peer firms, (vi) the appropriateness of Deloitte’s fees; and (vii) Deloitte’s tenure as independent auditors. Deloitte has served as the Company’s independent auditors since 1996.
The Audit Committee requests that the shareholders ratify the appointment. A representative from Deloitte will be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 4.
2023 Proxy Statement 43

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of the Company’s common stock with Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2022, except a Form 3 for an executive officer, Renee Campbell, reporting appointment as an executive officer, was delayed due to delay in obtaining Edgar filing codes and a Form 4 for a director, Kaj den Daas, reporting a sale transaction, was inadvertently not timely filed, which upon discovery was promptly reported.
Shareholder Proposals
Shareholder proposals intended to be presented at the 2024 annual meeting of shareholders must be received by the Company no later than November 16, 2023 in order to be considered for inclusion in the proxy statement for such meeting.
The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business, not submitted for inclusion in the proxy statement, at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2023 annual shareholders’ meeting, which is no earlier than December 14, 2023 and no later than January 25, 2024. If the date of the 2024 annual shareholders’ meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received no earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the date on which public announcement of the meeting date is first made.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees at the 2024 annual meeting of shareholders other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no earlier than December 14, 2023 and no later than January 25, 2024.
The bylaws specify the information which must accompany any such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.
The Company’s proxy card for the 2023 annual shareholders’ meeting will give discretionary authority with respect to all shareholder proposals properly brought before the 2023 annual shareholders’ meeting that are not included in this proxy statement.
Other Matters
The board of directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.
By Order of the Board of Directors
R. Andrew Massey
Vice President, Chief Legal Officer and
Corporate Secretary
Valmont Industries, Inc.
44 2023 Proxy Statement

valmont

VALMONT INDUSTRIES, INC.
15000 VALMONT PLAZA
OMAHA, NE 68154

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

D98387-P86864-Z84373

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

VALMONT INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

	For	Against	Abstain
2. Advisory approval of the company's executive compensation.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYD98387-P86864-Z84373! ! !ForAllWithholdAllFor AllExceptFor Against AbstainFor Against Abstain! ! !To withhold authority to vote for any individualnominee(s), mark "For All Except" and write thenumber(s) of the nominee(s) on the line below.VALMONT INDUSTRIES, INC.15000 VALMONT PLAZAOMAHA, NE 68154Nominees:01) Mogens C. Bay02) Ritu Favre03) Richard A. Lanoha3. Advisory vote on the frequency of the advisory vote on the company's executive compensation.4. Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2023.The Board of Directors recommends you vote FOR proposals 2 and 4 and in favor of  "1 Year" for proposal 3:2. Advisory approval of the company's executive compensation.NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.1. Election of DirectorsVALMONT INDUSTRIES, INC.The Board of Directors recommends you vote FOR thefollowing:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporateor partnership name by authorized officer.! ! ! !! ! !1 Year 2 Years 3 Years AbstainVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic deliveryof information. Vote by 11:59 p.m. Eastern Time on April 23, 2023 for sharesheld directly and by 11:59 p.m. Eastern Time on April 19, 2023 for shares heldin a Plan. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 p.m. Eastern Time on April 23, 2023 for shares held directly and by11:59 p.m. Eastern Time on April 19, 2023 for shares held in a Plan. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.SCAN TOVIEW MATERIALS & VOTE wD98388-P86864-Z84373

ANNUAL MEETING OF SHAREHOLDERSMonday, April 24, 202310:00 a.m.This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2023.By signing the proxy, you revoke all prior proxies and appoint Mogens C. Bay and Catherine James Paglia, and each of themwith full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any othermatters which may come before the Annual Meeting and all adjournments.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, thisproxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse sideImportant Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement, Annual Report and 10-K are available at www.proxyvote.com.ANNUAL MEETING OF SHAREHOLDERSMonday, April 24, 202310:00 a.m.Valmont Industries, Inc.15000 Valmont PlazaOmaha, NE 68154